Exhibit 32
Officers' Section 1350 Certifications
Each of the undersigned officers of Lennar Corporation, a Delaware corporation (the "Company"), hereby certifies that (i) the Company's Annual Report on Form 10-K for the year ended November 30, 2017 fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and (ii) the information contained in the Company's Annual Report on Form 10-K for the year ended November 30, 2017 fairly presents, in all material respects, the financial condition and results of operations of the Company, at and for the periods indicated.

/S/ STUART MILLER
Name: Stuart Miller
Title: Chief Executive Officer

/S/ BRUCE GROSS
Name: Bruce Gross
Title: Vice President and Chief Financial Officer
Date: January 24, 2018